                                                                     EXHIBIT 2.2

                         AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement") is made as of the 4th day of November, 1997, by and among Whole Foods Market, Inc., a Texas corporation (the "Parent"); Whole Foods Market Group, Inc., a Delaware corporation (the "Subsidiary"); the entities listed on Schedule I hereto (collectively the "Companies"); and the individuals listed on Schedule II hereto (the "Shareholders").

     In consideration of the mutual covenants and agreements contained herein, the parties hereto covenant and agree as follows:

1.   THE MERGER.
     ----------

     1.1.  Merger.  In accordance with the provisions of the business
           ------
corporation laws of the States of Michigan and Delaware at the Effective Date (as hereinafter defined), each of the Companies shall be merged (the "Merger") into the Subsidiary, and the Subsidiary shall be the surviving corporation (the "Surviving Corporation") and as such shall continue to be governed by the laws of the State of Delaware.

     1.2.  Continuing of Corporate Existence.  Except as may otherwise be set
           ---------------------------------
forth herein, the corporate existence and identity of the Subsidiary, with all its purposes, powers, franchises, privileges, rights and immunities, shall continue unaffected and unimpaired by the Merger, and the corporate existence and identity of the Companies, with all its purposes, powers, franchises, privileges, rights and immunities, at the Effective Date shall be merged with and into that of the Subsidiary for the purpose of continuing the business of the Companies, and the Surviving Corporation shall be vested fully therewith and the separate corporate existence and identity of the Companies shall thereafter cease except to the extent continued by statute.

     1.3.  Effective Date.  The Merger shall become effective upon the issuance
           --------------
of a certificate of merger (the "Effective Date") by each of the Secretary of State of the State of Delaware and the Department of Consumer and Industry Services of the State of Michigan subsequent to the filing on the Closing Date (as defined herein) of Certificates of Merger with the Secretary of State of the State of Delaware pursuant to the Delaware General Corporation Law and with the Department of Consumer and Industry Services of the State of Michigan pursuant to the business corporation laws of the state of Michigan.

     1.4.  Corporate Government.
           --------------------

           (a) The Certificate of Incorporation of the Subsidiary, as in effect on the Effective Date, shall continue in full force and effect and shall be the Certificate of Incorporation of the Surviving Corporation.
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           (b) The Bylaws of the Subsidiary, as in effect as of the Effective
Date, shall continue in full force and effect and shall be the Bylaws of the Surviving Corporation.

           (c) The members of the Board of Directors and the officers of the Surviving Corporation shall be the persons holding such offices in the Subsidiary as of the Effective Date. None of the members of the Board of Directors or the officers of the Companies as of the date hereof shall become members of the Board of Directors or executive officers of the Surviving Corporation upon the Effective Date.

     1.5.  Rights and Liabilities of the Surviving Corporation.  The Surviving
           ---------------------------------------------------
Corporation shall have the following rights and obligations:

           (a) The Surviving Corporation shall have all the rights, privileges immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the laws of the State of Delaware.

           (b) The Surviving Corporation shall possess all of the rights, privileges immunities and franchises, of either a public or private nature, of the Companies and the Subsidiary and all property, real, personal and mixed, and all debts due on whatever account, including subscription to shares, and all other choses in action, and every other interest of or belonging or due to the Companies and the Subsidiary shall be taken and deemed to be transferred or invested in the Surviving Corporation without further act or deed.

           (c) At the Effective Date, the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of the Companies and the Subsidiary, and any claim existing or action or proceeding pending by or against the Subsidiary or the Companies may be prosecuted as if the Merger had not occurred, or the Surviving Corporation may be substituted in its place. Neither the rights of creditors nor any liens upon the property of the Subsidiary or the Companies shall be impaired by the Merger.

     1.6.  Closing.  Consummation of the transactions contemplated by this
           -------
Agreement (the "Closing") shall take place at the offices of counsel to the Companies in Birmingham, Michigan commencing as soon as possible after the execution of this Agreement when each of the other conditions set forth in Articles 6 and 7 have been satisfied or waived (but in no event more than five business days after satisfaction or waiver of the last of such conditions), and shall proceed promptly to conclusion, or at such other place, time and date as shall be fixed by mutual agreement between Parent and the Companies. The day on which the Closing shall occur is referred to herein as the "Closing Date." Each party will cause to be prepared, executed and delivered Certificates of Merger to be filed with the Secretary of State of Delaware and the Michigan Department of Consumer and Industry Services and all other appropriate and customary documents as any party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

     1.7.  Tax Consequences.  It is intended that the Merger shall constitute a
           ----------------
reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code.

     1.8.  Pooling of Interests.  It is the intention of the parties hereto that
           --------------------
the Merger will be treated for financial reporting purposes as a pooling of interests.

2.  CONVERSION OF SHARES.
    --------------------

     2.1.  Conversion of MOV Common Stock.  The manner and basis of converting
           ------------------------------
the common stock of the Companies (the "MOV Common Stock") into common stock, no par value, of Parent ("Parent Common Stock") at the time of the Closing, shall be as follows:

           (a) The outstanding shares of MOV Common Stock in the aggregate and on a fully diluted basis shall at the Effective Date, by virtue of the Merger and without any action on the part of the holder thereof, be converted into 1,013,340 shares (the "Merger Consideration") of Parent Common Stock. The shares of Parent Common Stock issued as the Merger Consideration shall be identical in rights to other outstanding shares of Parent Common Stock and shall be listed for trading on the Nasdaq National Market.

           (b) The Merger Consideration shall be allocated among the Shareholders in accordance with their ownership percentages of the Companies set forth opposite their names on Schedule II to this Agreement. No scrip or fractional shares of Parent Common Stock shall be issued in the Merger. All fractional shares of Parent Common Stock to which a Shareholder of the Companies would otherwise be entitled with respect to each certificate representing MOV Common Stock issued pursuant to this Agreement shall be aggregated. If a fractional share results from such aggregation, such Shareholder shall be entitled to receive from Parent an amount in cash in lieu of such fractional share, based on a per share price of $39.28.

     2.2.  Closing Procedure.  At the Closing, the Parent shall issue the shares
           -----------------
of Parent Common Stock representing the Merger Consideration to the Shareholders in exchange for certificates representing 100% of the MOV Common Stock; provided, however, that the Parent and the Shareholders shall jointly deposit 50,916 shares of Parent Common Stock with an escrow agent (the "Post Closing Escrow Agent") to be held pursuant to the terms of the Post-Closing Escrow Agreement of even date herewith in the form attached hereto as Exhibit C (the "Post-Closing Escrow Agreement"). The Post-Closing Escrow Agent shall hold such escrowed shares of Parent Common Stock for a period of one year, after which the escrowed shares shall be delivered to the Shareholders, subject to earlier claims in favor of Parent as set forth in the Post-Closing Escrow Agreement. The Shareholders hereby appoint Mr. Edward Jonna to act as their representative under the Post-Closing Escrow Agreement.

3.   REPRESENTATIONS AND WARRANTIES OF THE COMPANIES AND THE SHAREHOLDERS.  The
     --------------------------------------------------------------------
Companies and the Shareholders, jointly and severally, hereby represent and warrant to Parent as follows.

     3.1.  Organization and Good Standing of the Companies.  Each of the
           -----------------------------------------------
Companies is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan.

     3.2.  Subsidiaries, Investments.  Except as set forth in the Companies'
           -------------------------
Disclosure Schedule delivered to Parent in connection herewith (the "Disclosure Schedule"), none of the Companies has any equity, profit sharing, participation or other ownership interest in any other corporation or partnership.

     3.3.  Corporate Power and Authority; Binding Effect.  Each of the Companies
           ---------------------------------------------
has the corporate power and authority and all material licenses and permits required by governmental authorities to own, lease and operate its properties and assets, to carry on its business as currently being conducted, and to execute, deliver and perform this Agreement. This Agreement has been or will have been duly authorized, executed and delivered by the Companies and the Shareholders and is the legal, valid and binding obligation of the Companies and the Shareholders enforceable in accordance with its terms, except that (i) enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     3.4.  Compliance with Other Instruments.  Except as set forth in the
           ---------------------------------
Disclosure Schedule, neither the execution and delivery by the Companies or the Shareholders of this Agreement nor the consummation by them of the transactions contemplated hereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of the Companies pursuant to (i) the articles of incorporation or bylaws of any of the Companies or (ii) any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree by which any of the Companies or a Shareholder is bound, to which any of them is a party or to which any of their assets are subject.

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

     3.5.  Consents.  Except as set forth in the Disclosure Schedule or as
           --------
contemplated by this Agreement, no approval, authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Companies or the Shareholders of this Agreement or the consummation of the transactions contemplated hereby. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Companies or the Shareholders of this Agreement and the consummation of the transactions contemplated hereby.

     3.6.  Capitalization.  Schedule 3.6 sets forth the authorized capital stock
           --------------
of each of the Companies. All of the issued and outstanding shares of the MOV Common Stock have been duly authorized and validly issued and are fully paid and nonassessable and are owned of record and beneficially by the Shareholders, free and clear of all liens, claims and encumbrances. As of the Closing, there will be no voting trusts, shareholder agreements or other voting arrangements by the shareholders of the Companies. There is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating the Companies to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of the Companies.

     3.7.  Financial Statements and Records of the Companies.
           -------------------------------------------------

           (a) The Companies has delivered to Parent true, correct and complete copies of (i) the combined unaudited balance sheets of the Companies as of December 31, 1996, and the related combined statements of income for the year then ended and (ii) the combined unaudited balance sheets of the Company as of September 30, 1997, and the related combined statements of income for the nine months then ended (collectively the "MOV Financial Statements").

           (b) Except as set forth on the Disclosure Schedule, the MOV Financial Statements present fairly the assets, liabilities and financial position of the Companies as of the dates thereof and the results of operations thereof for the periods then ended and have been prepared in conformity with generally accepted accounting principles. The books and records of the Companies (which have been reviewed in part by representatives of the Parent and Subsidiary) have been and are being maintained in accordance with good business practice, reflect only valid transactions, are complete and correct in all material respects, and present fairly in all material respects the basis for the financial position and results of operations of the Companies set forth in the MOV Financial Statements.

           (c) The Closing Date Value, as determined in accordance with Section
5.6 of this Agreement, will be no less than $800,000.

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

     3.8.  Absence of Certain Changes.  Since September 30, 1997, except as set
           --------------------------
forth in the Disclosure Schedule, none of the Companies has (except as may result from the transactions contemplated by this Agreement or as set forth on the MOV Financial Statements):

           (i) suffered any change in its business, results of operations, working capital, assets, liabilities or condition (financial or otherwise) or the manner of conducting its business other than changes that, individually or in the aggregate, have not had a material adverse effect on the Companies;

           (ii) suffered any damage or destruction to or loss of its assets not covered by insurance, or any loss of suppliers, that has a material adverse effect on the business, results of operations, assets or condition (financial or otherwise) of the Companies;

           (iii) acquired or disposed of any material asset, or incurred, assumed, guaranteed, endorsed, paid or discharged any material indebtedness, liability or obligation, or subjected or permitted to be subjected any material amount of assets to any lien, claim or encumbrance of any kind, except in the ordinary course of business or pursuant to agreements in force at the date of this Agreement;

           (iv) forgiven, compromised, canceled, released, waived or permitted to lapse any material rights or claims;

           (v) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into in the ordinary course of business;

           (vi) written up, written down or written off the book value of any material amount of assets;

           (vii) declared, paid or set aside for payment any dividend or distribution to the Shareholders or otherwise with respect to its capital stock;

           (viii) redeemed, purchased or otherwise acquired, or sold, granted or otherwise disposed of, directly or indirectly, any of its capital stock or securities or any rights to acquire such capital stock or securities, or agreed to changes in the terms and conditions of any such rights outstanding as of the date of this Agreement;

           (ix) increased the compensation of or paid any bonuses to any employees or contributed to any employee benefit plan, other than in accordance with established policies, practices or requirements;

           (x) entered into any employment, consulting, compensation or collective bargaining agreement (other than employment arrangements terminable at will or with 30 days or less notice) with any person or group; or

           (xi)    entered into, adopted or amended any employee benefit plan.

     3.9.  No Material Undisclosed Liabilities.  Except as set forth on the
           -----------------------------------
Disclosure Schedule, there are no uninsured material liabilities or obligations of the Companies of any nature, whether absolute, accrued, contingent or otherwise, other than (i) the liabilities and obligations that are fully reflected, accrued, or reserved against on the MOV Financial Statements, for which the reserves are appropriate and reasonable, or incurred in the ordinary course of business and consistent with past practices since September 30, 1997, or (ii) liabilities or obligations not required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles.

     3.10. Tax Liabilities.  Each of the Companies has filed all federal,
           ---------------
state, county and local tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes; has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or has fully accrued on its books or has established adequate reserves for all taxes payable but not yet due; and has made required cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by any of the Companies with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been assessed (or, to the knowledge of the Companies, claimed or proposed) against the Companies, nor has any of the Companies received notice of any such deficiency, delinquency or default.

     3.11. Title to Properties.
           -------------------

           (a) Except as set forth in the Disclosure Schedule, each of the Companies has good and marketable title to the assets reflected in its books and records as being owned or leased, including (except as they have since been affected by transactions in the ordinary course of business) the real and personal properties reflected in the MOV Financial Statements (except for assets subject to financing leases required to be capitalized under generally accepted accounting principles, all of which are so reflected in the MOV Financial Statements or notes thereto), and all assets purchased by the Companies since the date of the MOV Financial Statements (except for such assets as have been disposed of by the Companies in the ordinary course of business), free and clear of any lien, claim or encumbrance, except as reflected in the MOV Financial Statements or notes thereto and except for:

           (i) liens for taxes, assessments or other governmental charges not yet due and payable;

           (ii) statutory liens incurred in the ordinary course of business with respect to liabilities that are not yet due and payable;

           (iii) landlord liens contained in leases in the ordinary course of business; and

           (iv) such imperfections of title and/or encumbrances as are not material in character, amount or extent and do not materially detract from the value or interfere with the use of the properties and assets subject thereto or affected thereby.

           (b) To the knowledge of the Companies and Shareholders, (i) applicable zoning ordinances permit the operation of the Merchant of Vino stores (the "Stores") at the sites set forth on Schedule 3.11(collectively the "Real Estate"); (ii) each of the Companies has all easements and rights, including easements for all utilities, services, roadways and other means of ingress and egress, necessary to operate the Stores; and (iii) neither the whole nor any portion of the Real Estate has been condemned, requisitioned or otherwise taken by any public authority, and no notice of any such condemnation, requisition or taking has been received; except in each case where the failure of such provisions to be true and correct would not have a material adverse effect on the business and operations of the Companies. To the knowledge of the Companies and the Shareholders, no such condemnation, requisition or taking is threatened or contemplated, and there are no pending public improvements which may result in special assessments against or which may otherwise materially and adversely affect the Real Estate. To the knowledge of the Companies and the Shareholders,
(i) the Real Estate has not been used for deposit or disposal of hazardous wastes or substances in violation of any past or current law in any material respect and (ii) there is no material liability under past or current law with respect to any hazardous wastes or substances which have been deposited or disposed of on or in the Real Estate.

           (c) None of the Companies has received any notice of, and none of the Shareholders has actual knowledge of, any material violation of any zoning, building, health, fire, water use or similar statute, ordinance, law, regulation or code in connection with the Real Estate.

           (d) To the knowledge of the Companies and Shareholders, no hazardous or toxic material (as hereinafter defined) exists in any structure located on, or exists on or under the surface of, the Real Estate which is, in any case, in material violation of applicable environmental law. For purposes of this Section, "hazardous or toxic material" shall mean waste, substance, materials, smoke, gas or particulate matter designated as hazardous, toxic or dangerous under any environmental law. For purposes of this Section, "environmental law" shall include the Comprehensive Environmental Response Compensation and Liability Act, the Clean Air Act, the Clean Water Act and any other applicable federal, state or local environmental, health or safety law, rule or regulation relating to or imposing liability or standards concerning or in connection with hazardous, toxic or dangerous waste, substance, materials, smoke, gas or particulate matter.

     3.12. Condition of Assets.  To the knowledge of the Companies and
           -------------------
Shareholders, all of the assets of the Companies viewed as a whole and not on an asset by asset basis are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects, except such minor defects, as do not substantially interfere with the continued use thereof.

     3.13. Contracts.  Set forth on Schedule 3.13  are, to the knowledge of the
           ---------
Companies and Shareholders, complete and accurate lists of all of the following categories of contracts and commitments (including summaries of oral contracts) to which the Companies is a party or bound:

           (i) contracts with any labor union; employee benefit plans or contracts; and employment, consulting or similar contracts, including confidentiality agreements;

           (ii) leases, whether as lessor or lessee; loan agreements, mortgages, indentures, instruments of indebtedness or commitments in each case involving indebtedness for borrowed money or money loaned to others; and guaranty or suretyship, performance bond, indemnification or contribution agreements involving obligations;

           (iii) contracts with third parties that involve aggregate payments by the Companies of more than $25,000;

           (iv)    insurance policies material to the business of the Companies;
     and

           (v) other contracts that are material to the operations, business or financial condition of the Companies.

To the extent requested, the Companies has furnished or made available accurate and complete copies of the foregoing contracts and agreements to Parent. All such contracts are valid, binding, subsisting and enforceable obligations of the Companies. No contracts or commitments have been made by the Companies granting any person any right to develop, franchise, license, own, manage or operate the Stores or any future store. The Companies have not entered into any commitment or understanding for the lease of real property other than the Real Estate, other than a month-to-month lease for the office occupied by Merchant Management Affiliates, Inc.

     3.14.  Litigation and Government Claims.  Except as set forth on the
            --------------------------------
Disclosure Schedule, there is no pending suit, action or litigation, or administrative, arbitration or other proceeding or governmental investigation or inquiry, to which the Companies is a party or to which its assets are subject which would, if decided against the Companies, individually or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of the Companies. Except as set forth on the Disclosure Schedule, to the knowledge of the Companies and the Shareholders, there are no such proceedings threatened, contemplated or any basis for any unasserted claims (whether or not the potential claimant may be aware of the claim) which would, if decided against the Companies, individually or in the aggregate, have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of the Companies.

     3.15.  No Violations or Defaults.  Except as set forth on the Disclosure
            -------------------------
Schedule, to the knowledge of the Companies and the Shareholders, none of the Companies is in violation of or default under nor has any event occurred that, with the lapse of time or the giving of notice or both, would constitute a violation of or default under, or permit the termination or the acceleration of maturity of, or result in the imposition of a lien, claim or encumbrance upon any property or asset of the Companies pursuant to, the articles of organization or bylaws of any of the Companies or any loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree to which any of the Companies is a party, by which it is bound, or to which any of its assets is subject, except where such violation or default would not have a material adverse effect on the business, results of operations, assets or the condition, financial or otherwise, of the Companies. Except as set forth on the Disclosure Schedule, to the knowledge of the Companies, there are no existing violations of any law applicable to the business of the Companies that have a material adverse effect on the business, operations, properties, assets or condition of the Companies.

     3.16.  Labor Matters.
            -------------

            (a) None of the Companies is party to any collective bargaining agreements with any union, and no collective bargaining agreement is currently being negotiated by the Companies.

            (b) There are no discrimination charges against any of the Companies (relating to sex, age, race, national origin, handicap or veteran status) pending before any federal or state agency or authority.

            (c) There is no labor strike or similar material dispute pending or, to the knowledge of the Companies, threatened against or involving the Companies.

            (d) There is no arbitration proceeding under any collective bargaining agreement pending or, to the knowledge of the Shareholders, threatened involving any employees of the Companies.

            (e) To the knowledge of the Companies and Shareholders, for the past two years, the Companies have substantially followed the practices outlined in its employee policy manuals in all material respects with regard to conditions and terms of employment and termination benefits with respect to its employees.

     3.17.  Investment Representations.  Each of the Shareholders acknowledges
            --------------------------
receipt of the SEC Reports described in Section 4.8 from Parent and the opportunity to ask questions of and receive answers from representatives of the management of Parent concerning an investment in Parent Common Stock, and acknowledges and agrees that (i) the shares of Parent Common Stock to be received by virtue of the Merger are being acquired for investment purposes and not with a view to the distribution or resale thereof in violation of the Securities Act of 1933, as amended (the "1933 Act"), and cannot be resold unless they are registered under the 1933 Act and applicable state securities laws or an exemption from registration is available therefor and (ii) either such Shareholder is an "accredited investor" as such term is used in Regulation D under the 1933 Act or such Shareholder has appointed Edward Jonna to act as "Purchaser representative" in accordance with Regulation D.

     3.18.  Transaction with Affiliates.  Except as set forth on the Disclosure
            ---------------------------
Schedule, upon the occurrence of the Closing, neither the Shareholders nor any Affiliate of the Shareholders will have any interest in or will own any property or right used principally in the conduct of the business of the Companies. The term "Affiliate" shall mean the Shareholders, or any member of the immediate family (including brother, sister, descendant, ancestor or in-law) of the Shareholders, or any corporation, partnership, trust or other entity in which the Shareholders or any such family member has a substantial interest or is a director, officer, partner or trustee. The Companies constitute all of the legal entities under common control of the Shareholders which operate the business and assets of the Stores and any other retail business of the Shareholders and their affiliates related thereto.

     3.19.  Brokers and Finders.  None of the Companies or the Shareholders has
            -------------------
engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has, as a result of any agreement or action by the Companies, any right or valid claim against the Companies, Parent or any of Parent's affiliates for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

4.   REPRESENTATIONS AND WARRANTIES OF PARENT AND SUBSIDIARY.  Parent and
     -------------------------------------------------------
Subsidiary, jointly and severally, represent and warrant to the Companies and the Shareholders as follows:

     4.1.  Organization and Good Standing.  Parent is a corporation duly
           ------------------------------
organized, validly existing and in good standing under the laws of the State of Texas. Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a wholly-owned subsidiary of Parent.

     4.2.  Foreign Qualification.  Each of Parent and Subsidiary is duly
           ---------------------
qualified or licensed to do business and in good standing as a foreign corporation in every jurisdiction where the failure so to qualify could have a material adverse effect on its business, operations, assets or financial condition.

     4.3.  Corporate Power and Authority.  Each of Parent and Subsidiary has the
           -----------------------------
corporate power and authority and all licenses and permits required by governmental authorities to own, lease and operate its properties and assets, to carry on its business as currently being conducted, and each has the corporate power and authority and all licenses and permits required by governmental authorities to execute, deliver and perform this Agreement.

     4.4.  Binding Effect.  This Agreement has been or will have been duly
           ---------------
authorized, executed and delivered by Parent and Subsidiary and is the legal, valid and binding obligations of each of them, enforceable in accordance with its terms except that (i) enforceability may be limited by bankruptcy, insolvency, or other similar laws affecting creditors' rights and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

     4.5.  Compliance with Other Instruments.  Neither the execution and
           ---------------------------------
delivery by Parent or Subsidiary of this Agreement nor the consummation by them of the transactions contemplated hereby will violate, breach, be in conflict with, or constitute a default under, or permit the termination or the acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of Parent or Subsidiary pursuant to, their respective certificates of incorporation or bylaws, or any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness, loan or lease agreement, other agreement or instrument, judgment, order, injunction or decree by which Parent or Subsidiary is bound, to which either is a party, or to which their assets are subject.

     4.6.  Consents.  Except as contemplated by this Agreement, no approval,
           --------
authorization, consent, order or other action of, or filing with, any governmental authority or administrative agency is required in connection with the execution and delivery by the Parent or the Subsidiary of this Agreement or the consummation of the transactions contemplated hereby. No approval, authorization or consent of any other third party is required in connection with the execution and delivery by the Parent or the Subsidiary of this Agreement and the consummation of the transactions contemplated hereby.

     4.7.  Parent Shares.  The Parent Common Stock to be issued by virtue of the
           -------------
Merger (the "Parent Shares"), when issued and delivered, will be duly authorized, validly issued, fully paid, and nonassessable, free and clear of all liens, claims and encumbrances. The Parent Shares shall be identical in rights to outstanding shares of Parent Common Stock and shall be listed for trading on the Nasdaq National Market. Parent does not make any representation as to the market price which the Shareholders will realize upon the ultimate disposition of the Parent Shares, it being acknowledged by the Shareholders that the market price of publicly traded securities will be affected by many factors which are outside the control of Parent and as to which it can offer no assurance.

     4.8.  Parent Reports to SEC.  Parent has furnished to the Shareholders true
           ---------------------
and complete copies of (i) the Parent's Annual Report to Stakeholders for the year ended September 29, 1996 and (ii) the Parent's Quarterly Report on Form 10-Q for the first three fiscal quarters of fiscal 1997 (collectively the "SEC Reports"). The SEC Reports did not, on their respective dates of filing, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has filed on a timely basis all documents required to be filed by it with the Securities and Exchange Commission (the "SEC") and all such documents complied as to form with the applicable requirements of law. Parent is not aware of any reason that would delay or prevent such timely filing in the future. All financial statements included in such documents, including without limitation, the SEC Reports, (i) complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein), (iii) fairly present the financial position, results of operations and cash flows of Parent as of the respective dates thereof and for the periods referred to therein, and
(iv) are consistent with the books and records of Parent. Since the date of the most recent SEC Reports, there has not been any material adverse change in the assets, business, financial condition or results of operations of Parent.

     4.9.  No Material Undisclosed Liabilities.  There are no material
           -----------------------------------
liabilities or obligations of Parent of any nature, whether absolute, accrued, contingent or otherwise, other than (i) the liabilities and obligations that are fully reflected in the SEC Reports, or incurred in the ordinary course of business and consistent with past practices since such date, (ii) liabilities or obligations not required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles and (iii) liabilities incurred in connection with this Agreement and the transactions contemplated hereby.

     4.10. Brokers and Finders.  Other than Bank America Robertson Stephens
           -------------------
(the fees and expenses of which will be paid by Parent), neither Parent nor Subsidiary has engaged any person to act or render services as a broker, finder or similar capacity in connection with the transactions contemplated herein and no person has as a result of any agreement or action by Parent or Subsidiary any right or valid claim against the Companies or any of the affiliates of the Companies for any commission, fee or other compensation as a broker or finder, or in any similar capacity in connection with the transactions contemplated herein.

5.   CERTAIN COVENANTS.
     -----------------

     5.1.  Cooperation.  Each of the parties hereto shall, and shall cause each
           -----------
of its affiliates to, use its reasonable best efforts to (i) obtain at the earliest practicable date and, in any event, before the Closing Date, any approvals, authorizations and consents necessary to consummate the transactions contemplated by this Agreement and releases of all guarantees by the Shareholders of liabilities of the Companies (it being understood that Parent shall have the principal responsibility for attempting to obtain the same and the Companies will assist Parent as reasonably required); (ii) as reasonably requested by the other, cooperate with and keep the other informed in connection with this Agreement; and (iii) take such actions as the other parties may reasonably request to consummate the transactions contemplated by this Agreement and diligently attempt to satisfy, to the extent within its control, all conditions precedent to its obligations to close the transactions contemplated by this Agreement.

     5.2   Maintenance of Business and Assets.  The Shareholders covenant that
           ----------------------------------
between the date hereof and the Closing, except as contemplated hereby, as set forth on the MOV Financial Statements or with the prior consent of Parent, they will cause the Companies to refrain from doing any of the following: (i) entering into any transaction other than in the ordinary course of business,
(ii) permitting any encumbrance, mortgage or pledge on any asset of the Companies other than in the ordinary course of business, (iii) disposing of any material asset of the Companies other than in the ordinary course of business,
(iv) effecting any change in the capitalization of the Companies or (v) paying or incurring any indebtedness (other than accounts payable or changes in existing lines of credit, in each case in the ordinary course of business).

     5.3.  Registration of Parent Common Stock.
           -----------------------------------

           (a) As soon as practicable, Parent shall prepare and file with the SEC a Registration Statement on Form S-3 (the "Registration Statement") registering the Parent Shares for resale to the public. Parent shall cause the Registration Statement (i) to become effective as soon as practicable after the filing thereof (but in any event prior to the "Pooling Publication Date" (defined herein) and (ii) to remain effective so that such Parent Shares may be offered and sold on a continuous or delayed basis in accordance with Rule 415 under the 1933 Act, until the earlier of two years after the Closing Date or such time as all of the Parent Shares have been sold by the Shareholders.

           (b) Based upon the written opinion of Parent's securities law counsel, Parent may, by written notice to the Shareholders, for a period not to exceed 30 days, suspend or withdraw the Registration Statement and require that the Shareholders cease sales of the Parent Shares thereunder, if (i) Parent is engaged in negotiations or preparations for any transaction that Parent desires to keep confidential for valid business reasons, and (ii) Parent determines in good faith that the public disclosure requirements imposed on Parent as a result of the Registration Statement would require public disclosure of such negotiations or preparations; provided, however, that Parent may not exercise this right on more than one occasion.

           (c) Parent agrees to indemnify and hold harmless the Shareholders, and any broker or agent selling the Parent Shares on behalf of the Shareholders, against any losses, claims, damages or liabilities to which any such person may become subject under the 1933 Act, or otherwise, insofar as such losses, claims, damages or liabilities arise from any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or prospectus included therein, or any supplemental filings, or other documents, incident to the Registration Statement, or arise out of or are based upon the omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading (except insofar as such losses, claims, damages or liabilities arise out of or are based upon information furnished in writing to Parent by or on behalf of the Shareholders specifically for use in such registration statement or prospectus).

           (d) Parent shall bear all expenses of the Registration Statement filed hereunder, which shall include, without limitation, all registration and filing fees and the reasonable fees and disbursements of counsel and accountants for Parent; but which shall not include any selling commissions or underwriting discounts or stock transfer taxes for the Shareholders or their brokers or underwriters or of any counsel or accountants retained by the Shareholders.

     5.4   Pooling.  From and after the date hereof, the Parent, the Companies,
           -------
the Shareholders and their respective subsidiaries or other affiliates shall not, to the best of their knowledge, (i) take any action, or fail to take any action, that would jeopardize the treatment of the Merger as a "pooling of interest" for accounting purposes or (ii) take any action, or fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of
Section 368 of the Code. The Shareholders have agreed that, until such time (the "Pooling Publication Date") as financial results of Parent covering at least thirty days of combined operations of Parent and the Companies subsequent to the Closing Date have been published (Parent agreeing that it will cause such publication as promptly as practicable after the Closing consistent with the federal securities laws and accounting requirements but in no event later than the 60th day after the Closing Date), they will not sell or otherwise dispose of any Parent Shares. Parent will give instructions to its transfer agent with respect to the Parent Shares to the effect that no transfer of such shares shall be effected until the Pooling Publication Date.

     5.5.  Shareholder Action.  Each of the Shareholders hereby represents that
           ------------------
they will vote all shares of MOV Common Stock held directly or indirectly by them in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, and the Companies shall provide to Parent evidence of such agreements, in form and substance reasonably satisfactory to the Parent.

     5.6.  Post Acquisition Financial Examination.  Parent and the Shareholders
           --------------------------------------
shall undertake the following procedure with respect to an examination of the financial condition of the Companies as of the Closing:

           (a) Not later than 150 days after the Closing, the Parent, at its own cost, shall prepare and deliver to the Shareholders an unaudited combined balance sheet of the Companies as of the Closing Date (the "Closing Balance Sheet"), prepared in accordance with generally accepted accounting principles. The Companies shall conduct a complete physical inventory of each of the Stores as of the Closing Date for the purpose of preparing the Closing Balance Sheet and shall permit Parent and its accountants to participate in such conduct. To the extent that a claim under the Post-Closing Escrow Agreement would result from the Closing Balance Sheet, Parent will deliver to the Shareholders a copy of any accounting work papers relating to the Closing Balance Sheet.

           (b) In connection with preparing the Closing Balance Sheet, and in accordance with the standards set forth in clause (a) above, Parent shall determine the Net Book Value (as defined herein) of the Companies as of the Closing Date (the "Closing Date Value"), which shall be set forth on the Closing Balance Sheet. For purposes of this Agreement, "Net Book Value" shall mean the difference of (i) total assets of the Companies less (ii) total liabilities of the Companies, as computed in accordance with generally accepted accounting principles consistently applied.

           (c) Within 30 days after the Closing Balance Sheet is delivered to the Shareholders pursuant to clause (a) above, the Shareholders, at their own cost, shall deliver to the Parent either (i) a written acknowledgment accepting the Closing Balance Sheet, including the determination of the Closing Date Value, or (ii) a written report of a Big Six accounting firm or the firm of Follmer Rudzewicz & Co., P.C. setting forth in reasonable detail any proposed adjustments to the Closing Balance Sheet or the Closing Date Value ("Adjustment Report"). A failure by the Shareholders to deliver the Adjustment Report within the required 30 day period shall constitute their acceptance of the Closing Balance Sheet and the Closing Date Value.

           (d) During a period of 30 days following the receipt by the Shareholders of the Adjustment Report, the Shareholders and Parent shall attempt to resolve any difference they may have with respect to the matters raised in the Adjustment Report. In the event Shareholders and Parent fail to agree on all of the proposed adjustments contained in the Adjustment Report within such 30 day period, then Shareholders and Parent mutually agree that the Detroit office of Coopers & Lybrand (the "Independent Auditors") shall make the final determination with respect to the correctness of the proposed adjustments in the Adjustment Report in light of the terms and provisions of this Agreement. The decision of the Independent Auditors shall be final and binding on the Shareholders and Parent, and may be used in a court of law by either the Shareholders or Parent for the purpose of enforcing such decision. The costs and expenses of the Independent Auditors and their services rendered pursuant to this clause (d) shall be borne by the non-prevailing party or, if neither party prevails, equally by Shareholders and Parent.

     5.7   Continuation of Business.  Parent will continue the business of the
           ------------------------
Companies to the extent necessary to conform to Sections 1.7 and 1.8 of this Agreement.

6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANIES AND THE SHAREHOLDERS.
    -------------------------------------------------------------------------
The obligations of the Companies and the Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

     6.1.  Compliance.  Parent and Subsidiary shall have, or shall have caused
           ----------
to be, satisfied or complied with and performed in all material respects, all terms, covenants and conditions of this Agreement to be complied with or performed by them on or before the Closing Date.

     6.2.  Representations and Warranties.  All of the representations and
           ------------------------------
warranties made by Parent and Subsidiary in this Agreement and in all certificates and other documents delivered by them to the Companies pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

     6.3.  Employment and Non-Competition Agreements.  Parent shall have entered
           -----------------------------------------
into the Employment Agreements in the forms of Exhibits A-1 and A-2 hereto (the "Employment Agreements") with each of Marc Jonna and Matthew Jonna.

     6.4.  Consulting and Non-Competition Agreements.  Parent shall have entered
           -----------------------------------------
into the Consulting Agreements in the form of Exhibit B-1, B-2 and B-3 hereto (the "Consulting Agreements") with each of Edward Jonna, Juliette Jonna and Monica George.

     6.5.  HSR Act.  All applicable waiting periods under the Hart-Scott-Rodino
           -------
Antitrust Improvements Act ("HSR Act") shall have been terminated or shall have expired without objection or action which would prevent the consummation of the Merger.

     6.6.  Third Party Consents.  The Companies shall have received the approval
           --------------------
from alcoholic beverage commissions and any other required governmental bodies or third parties to the consummation of the transactions contemplated by the Merger.

     6.7.  Retirement of Debt.  Parent shall have arranged for the retirement as
           ------------------
of the Closing Date of the indebtedness of the Companies listed on Schedule 6.7 hereto.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND SUBSIDIARY.  Except as
     ------------------------------------------------------------
may be waived by Parent and Subsidiary, the obligations of Parent and Subsidiary to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, on or before the Closing Date, of each of the following conditions:

     7.1.  Compliance.  The Companies and the Shareholders shall have, or shall
           ----------
have caused to be, satisfied or complied with and performed in all material respects all terms, covenants, and conditions of this Agreement to be complied with or performed by the Companies or the Shareholders (as the case may be) on or before the Closing Date.

     7.2.  Representations and Warranties.  All of the representations and
           ------------------------------
warranties made by the Companies and Shareholders in this Agreement, the exhibits attached hereto and in all certificates and other documents delivered by the Companies pursuant hereto, shall have been true and correct in all material respects as of the date hereof, and shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties had been made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

     7.3.  Employment and Consulting Agreements.  The applicable Shareholders
           ------------------------------------
shall have entered into the Employment Agreements and Consulting Agreements set forth in Sections 6.3 and 6.4.

     7.4.  HSR Act.  All applicable waiting periods under the HSR Act shall have
           -------
been terminated or shall have expired without objection or action which would prevent the consummation of the Merger.

     7.5.  Estoppel Certificates.  Parent shall have received certificates from
           ---------------------
the lessors of the Real Estate, indicating the absence of any default by the Companies under such leases, confirming the terms of such leases and (to the extent required under the terms of the respective leases) consenting to the Merger.

     7.6.  Third Party Consents.  Parent shall have received the approval from
           --------------------
alcoholic beverage commissions and any other required governmental bodies or third parties to the consummation of the transactions contemplated by the Merger and to the operation of the Stores, effective as of the Closing Date, by the Parent and/or the Subsidiary. The consents from third party lessors of the Stores shall also contain the matters set forth in Schedule 7.6.

8.   INDEMNIFICATION/ CLAIMS ASSERTION.
     ---------------------------------

     8.1.  Indemnification of Parent and Subsidiary.  Subject to the limitations
           ----------------------------------------
set forth in Sections 8.3 and 8.4, the Shareholders shall indemnify and hold Parent and Subsidiary harmless from, against, for and in respect of (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by Parent or Subsidiary, net of any resulting income tax benefits to Parent or Subsidiary, because of (A) the breach of any written representation, warranty, agreement or covenant of the Companies or the Shareholders contained in this Agreement, or (B) any outstanding lawsuits, proceedings or actions pending or threatened against the Companies that relate to periods prior to the Closing (the "Litigation Claims") other than those set forth on the Disclosure Schedule; and (ii) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by Parent or Subsidiary in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.1. In order to secure the indemnification obligations of the Shareholders hereunder, the Shareholders have entered into the Post-Closing Escrow Agreement.

     8.2.  Indemnification of Shareholders.  Subject to the limitations set
           -------------------------------
forth in Sections 8.3 and 8.4, Parent and Subsidiary, jointly and severally, shall indemnify and hold the Shareholders harmless from, against, for and in respect of: (i) any and all damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action and encumbrances suffered, sustained, incurred or required to be paid by the Shareholders, net of any resulting income tax benefits to the Shareholders, because of the breach of any written representation, warranty, agreement or covenant of Parent or Subsidiary contained in this Agreement; (ii) any and all liabilities, obligations, claims and demands arising out of the ownership or operation of the Companies on and after the Closing Date or in respect of any Shareholder's guaranty of a liability of the Companies, except to the extent the same arises from a breach of any written representation, warranty, agreement or covenant of the Companies or the Shareholders contained in this Agreement (other than agreements or covenants of the Companies to be performed after the Closing); (iii) any and all liabilities, obligations, claims and demands arising out of the failure of any Shareholder's guaranty of a liability of the Companies to have been released; and (iv) all reasonable costs and expenses (including, without limitation, attorneys' fees, interest and penalties) incurred by the Shareholders in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters indemnified against in this Section 8.2.

     8.3.  Survival of Representations, Warranties and Covenants.  All
           -----------------------------------------------------
representations, warranties, covenants and agreements made by any party to this Agreement or pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing Date; provided, however, that the representations and warranties of the Companies and the Shareholders shall expire on the 12 month anniversary of the Closing Date (six month anniversary for breaches of representations and warranties not involving a third party claim). Notice of any claim, whether made under the indemnification provisions hereof or otherwise, based on a breach of a representation, warranty, covenant or agreement must be given prior to the expiration of such representation, warranty, covenant or agreement; and any claim not made within such period shall be of no force or effect. The representations and warranties hereunder shall not be affected or diminished by any investigation at any time by or on behalf of the party for whose benefit such representations and warranties were made; provided, however, that matters disclosed to an indemnified party in writing at any time prior to the Closing shall be deemed disclosed and shall modify the representations and warranties accordingly.

     8.4.  General Rules Regarding Indemnification/ Claims Assertion.  The
           ---------------------------------------------------------
obligations and liabilities of each party hereunder with respect to claims resulting from the assertion of liability by the other party shall be subject to the following terms and conditions as the party's sole and exclusive remedy after the Closing:

           (a) The indemnified party shall give prompt written notice (which in no event shall exceed 30 days from the date on which the indemnified party first became aware of such claim or assertion) to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreements contained in Sections 8.1 or 8.2 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known.

           (b) If any action, suit or proceeding is brought against the indemnified party with respect to which the indemnifying party may have liability under the indemnity agreements contained in Sections 8.1 or 8.2 hereof, the action, suit or proceeding shall, at the election of the indemnifying party, be defended (including all proceedings on appeal or for review which counsel for the indemnified party shall deem appropriate) by the indemnifying party. The indemnified party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the indemnified party's own expense unless the employment of such counsel and the payment of such fees and expenses both shall have been specifically authorized in writing by the indemnifying party in connection with the defense of such action, suit or proceeding. Notwithstanding the foregoing, (A) if there are defenses available to the indemnified party which are inconsistent with those available to the indemnifying party to such extent as to create a conflict of interest between the indemnifying party and the indemnified party, the indemnified party shall have the right to direct the defense of such action, suit or proceeding insofar as it relates to such inconsistent defenses, and the indemnifying party shall be responsible for the reasonable fees and expenses of the indemnified party's counsel insofar as they relate to such inconsistent defenses, and (B) if such action, suit or proceeding involves or could have an effect on matters beyond the scope of the indemnity agreements contained in Sections 8.1 and 8.2 hereof, the indemnified party shall have the right to direct (at its own expense) the defense of such action, suit or proceeding insofar as it relates to such other matters. The indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

           (c) The indemnified party shall make available to the indemnifying party and its attorneys and accountants all books and records of the indemnified party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

           (d) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party. The indemnified party shall have no right to object to any settlement offer involving only the payment of money by an indemnifying party.

           (e) Parent shall be entitled to assert a claim against the Parent Shares escrowed pursuant to the Post-Closing Escrow Agreement in respect of any amounts to which it is entitled to receive by virtue of this Article 8.

           (f) An indemnified party shall not make any claim hereunder unless and until it has incurred damages and expenses of a cumulative aggregate of $150,000 (the "Floor") and shall thereafter be entitled to make a claim only for amounts incurred in excess of such Floor (it being understood that the Floor shall not be applicable to claims made pursuant to a breach of Section 3.7(c) hereof). An indemnified party shall not make cumulative aggregate claims for indemnification hereunder in excess of $10 million (the "Ceiling"); provided, however, that such Ceiling shall not be applicable to claims against Parent or Subsidiary in the event that either is in material breach of Sections 5.3 or 5.4 hereof.

           (g) The indemnification obligations of the Shareholders shall be joint and several; provided, however, that (i) Parent and Subsidiary shall not make any claim against Monica George or Juliette Jonna, except in respect of a breach of a representation as to matters involving such Shareholder and (ii) no Shareholder shall be liable in respect of a breach of a representation as to matters involving another Shareholder.

9.   MISCELLANEOUS.
     -------------

     9.1.  Termination.  This Agreement and the transactions contemplated hereby
           -----------
may be terminated at any time on or before the Closing Date:

           (i)     by mutual consent of the Companies and Parent;

           (ii) by Parent or Subsidiary if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Companies or the Shareholders set forth herein or if there has been any material failure on the part of the Companies or the Shareholders to comply with its obligations hereunder;

           (iii) by the Companies or the Shareholders if there has been a material misrepresentation or breach of warranty in the representations and warranties of Parent or Subsidiary set forth herein or if there has been any material failure on the part of Parent or Subsidiary to comply with its obligations hereunder;

           (iv) by the Companies or Parent if the transactions contemplated by this Agreement have not been consummated by December 31, 1997 (which date shall be extended to no later than January 31, 1998 if approvals with respect to the HSR Act or liquor control authorities have not been obtained by December 31, 1997), unless the parties otherwise agree or unless such failure of consummation is due to the failure of the terminating party to perform or observe the covenants and agreements hereof to be performed or observed by it at or before the Closing Date; or

           (v) by the Companies or Parent if the transactions contemplated hereby violate any order, decree or judgment of any court or governmental body or agency having competent jurisdiction.

In the event of the termination of this Agreement pursuant to this Section 9.1, this Agreement shall forthwith become null and void and of no further force or effect. Upon any such termination, Parent and Subsidiary shall, within five days of the date of termination, return to the Companies all proprietary documents and materials supplied by the Companies and/or the Shareholders and shall thereafter maintain in strict confidence the matters contained therein (it being understood that the confidentiality agreement previously entered into by the parties shall thereafter continue in full force and effect notwithstanding the termination of this Agreement).

     9.2.  Expenses.  Each of Parent, Subsidiary, the Companies and the
           --------
Shareholders shall pay its own reasonable expenses incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Parent shall pay all of the filing fees incurred in connection with obtaining approvals under the HSR Act.

     9.3.  Entire Agreement.  This Agreement and the exhibits hereto contain the
           ----------------
complete agreement among the parties with respect to the transactions contemplated hereby and supersede all prior agreements and understandings, oral or written, among the parties with respect to such transactions. Section and other headings are for reference purposes only and shall not affect the interpretation or construction of this Agreement. The parties hereto have not made any representation or warranty except as expressly set forth in this Agreement or in any certificate or schedule delivered pursuant hereto.

     9.4.  Remedies of the Surviving Corporation.  After the Closing, the
           -------------------------------------
Surviving Corporation shall have the same rights and benefits under this Agreement as does Parent and Subsidiary with respect to the representations, warranties and covenants of the Shareholders contained herein, as fully as if such representations, warranties and covenants had been made to or with the Surviving Corporation in lieu of Parent and Subsidiary. In any proceedings by Parent or Subsidiary to assert or prosecute any claims under, or to otherwise enforce, this Agreement or any other agreement contemplated hereby or any transaction contemplated hereby or thereby, each of the Shareholders agrees that he shall not assert as a defense or bar to recovery by the Surviving Corporation and hereby waives any right so to assert such defense or bar such recovery, that
(a) before the date of this Agreement the Companies (as opposed to Parent and Subsidiary) had knowledge of the circumstances giving rise to the claim being pursued by it; (b) before the date of this Agreement the Companies engaged in conduct or took action that caused or brought about the circumstances giving rise to its claim or otherwise contributed thereto; (c) the Surviving Corporation is estopped from asserting or recovering upon its claim by reason of having joined in the representations, warranties, and covenants made by Shareholders in this Agreement; or (d) Shareholders have a right of contribution from or indemnification by the Surviving Corporation to the extent that there is any recovery against him. Each of the Shareholders further agrees that he shall not under any circumstances whatsoever affirmatively seek any contribution from or indemnification by the Surviving Corporation for any losses, damages, expenses or other claims, regardless of form, suffered by him arising out of, related to or in connection with this Agreement or any other agreement contemplated hereby (except pursuant to Section 8.2) or any transaction contemplated hereby or thereby.

     9.5.  Public Announcements.  No party to this Agreement shall issue any
           --------------------
press release relating to, or otherwise publicly disclose, the transactions contemplated by this Agreement without the prior approval of the other parties. Notwithstanding the foregoing, any party may make such disclosure as may be required by law, provided the disclosing party obtains from the other party prior approval of the substance of the proposed disclosure (such as the content of a proposed press release), which approval may not be unreasonably withheld or delayed.

     9.6.  Counterparts.  This Agreement may be executed in any number of
           ------------
counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one original.

     9.7.  Notices.  All notices, demands, requests or other communications that
           -------
may be or are required to be given, served or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by a reputable overnight courier service, facsimile transmission or by hand delivery, addressed as follows:

                (i)  If to the Shareholders:

                     c/o Edward Jonna
                     4754 West Wickford
                     Bloomfield Hills, Michigan 48302
                     Fax: 248-644-3651
                     with a copy to:

                     Robert M. Carson
                     Carson Fischer, P.L.C.
                     Third Floor, 300 East Maple Road
                     Birmingham, Michigan 48009-6317
                     Fax: 248-644-1832

                (ii) If to the Companies (after the Closing), Parent or
                     Subsidiary:

                     Whole Foods Market, Inc.
                     601 N. Lamar Blvd.
                     Suite 300
                     Austin, Texas 78703-5413
                     Attention:  John Mackey, Chairman
                     Fax: 512-477-1069

                     with a copy to:

                     Crouch & Hallett, L.L.P.
                     717 N. Harwood, Suite 1400
                     Dallas, Texas  75201
                     Attention:  Bruce H. Hallett
                     Fax: 214-953-0576

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received for all purposes at such time as it is delivered to the addressee (with the return receipt, fax confirmation, the delivery receipt or the affidavit of courier or messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     9.8.  Assignment; Successors and Assigns.  This Agreement may not be
           ----------------------------------
assigned or transferred (voluntarily or by operation of law) by any of the parties hereto without the written consent of all the other parties. Subject to the preceding sentence, this Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     9.9.  Governing Law.  This Agreement shall be construed and enforced in
           -------------
accordance with the laws of the State of Michigan.

     9.10.  Waiver and Other Action.  This Agreement may be amended, modified or
            -----------------------
supplemented only by a written instrument executed by the parties against which enforcement of the amendment, modification or supplement is sought.

     9.11.  Severability.  If any provision of this Agreement is held to be
            ------------
illegal, invalid, or unenforceable, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance; and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

     9.12.  Third-Party Beneficiaries.  This Agreement and the rights,
            -------------------------
obligations, duties and benefits hereunder are intended for the parties hereto, and no other person or entity shall have any rights, obligations, duties and benefits pursuant hereto.

     9.13.  Arbitration.  Any controversy or dispute among the parties arising
            -----------
in connection with this Agreement shall be submitted to a panel of three arbitrators and finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Each of the disputing parties shall appoint one arbitrator, and these two arbitrators shall independently select a third arbitrator. Arbitration shall take place in Southfield, Michigan or such other location as the arbitrators may select. The prevailing party in such arbitration shall be entitled to the award of all costs and attorneys' fees in connection with such action but, in such action or otherwise in respect to any claim or liabilities, shall in no event be entitled to the receipt of any consequential or punitive damages. Any award for monetary damages resulting from nonpayment of sums due hereunder shall bear interest from the date on which such sums were originally due and payable. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

                                [signatures on following pages]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                            WHOLE FOODS MARKET GROUP, INC.


                            By: /s/ James P. Sud
                               ------------------------------------------------
                            Name:   James P. Sud
                            Title:  Vice President - Operations

                            WHOLE FOODS MARKET, INC.


                            By: /s/ James P. Sud
                               ------------------------------------------------
                            Name:   James P. Sud
                            Title:  Vice President - Operations


                            MERCHANT OF VINO A/2/, INC.


                            By: /s/ Edward Jonna
                               ------------------------------------------------
                            Name:   Edward Jonna
                            Title:  President


                            MERCHANT OF VINO ROCHESTER HILLS, INC.


                            By: /s/ Edward Jonna
                               ------------------------------------------------
                            Name:   Edward Jonna
                            Title:  President


                            MERCHANT OF VINO BIRMINGHAM, INC.


                            By: /s/ Edward Jonna
                               ------------------------------------------------
                            Name:   Edward Jonna
                            Title:  President

                            MERCHANT OF VINO SOMERSET, INC.


                            By: /s/ Edward Jonna
                               ------------------------------------------------
                            Name:   Edward Jonna
                            Title:  President


                            MERCHANT OF VINO SOUTHFIELD, INC.


                            By: /s/ Edward Jonna
                               ------------------------------------------------
                            Name:   Edward Jonna
                            Title:  President


                            BEVERAGE BROKER-ANN ARBOR, INC.


                            By: /s/ Edward Jonna
                               ------------------------------------------------
                            Name:   Edward Jonna
                            Title:  President


                            MERCHANT MANAGEMENT AFFILIATES, INC.


                            By: /s/ Edward Jonna
                               ------------------------------------------------
                            Name:   Edward Jonna
                            Title:  President


                            MERCHANT MARKETING GROUP INCORPORATED.


                            By: /s/ Edward Jonna
                               ------------------------------------------------
                            Name:   Edward Jonna
                            Title:  President

                            SHAREHOLDERS:


                            /s/ Edward Jonna
                            ---------------------------------------------------
                            Edward Jonna


                            /s/ Juliette Jonna
                            ---------------------------------------------------
                            Juliette Jonna


                            /s/ Marc Jonna
                            ---------------------------------------------------
                            Marc Jonna


                            /s/ Matthew Jonna
                            ---------------------------------------------------
                            Matthew Jonna


                            /s/ Monica George
                            ---------------------------------------------------
                            Monica George

                                                                      Schedule I


                                THE COMPANIES


                          Merchant of Vino A/2/, Inc.
                    Merchant of Vino Rochester Hills, Inc.
                       Merchant of Vino Birmingham, Inc.
                        Merchant of Vino Somerset, Inc.
                       Merchant of Vino Southfield, Inc.
                        Beverage Broker-Ann Arbor, Inc.
                     Merchant Management Affiliates, Inc.
                     Merchant Marketing Group Incorporated

                                                                     Schedule II


                                SHAREHOLDERS



Name                             Ownership Percentage
----                             --------------------

Edward Jonna                            29.43*
Juliette Jonna                          29.43*
Marc Jonna                              14.73
Matthew Jonna                           13.23
Monica George                           13.18


* Includes shares owned by the two indicated shareholders as joint tenant with right of survivorship (it being understood that shares of Parent Common Stock shall be issued in such manner, per issuance instructions of such holders).